Exhibit 99.1

PACKAGING CORPORATION OF AMERICA REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2015 RESULTS

Lake Forest, IL, April 20, 2016 – Packaging Corporation of America (NYSE: PKG) today reported record first quarter net income of $104 million, or $1.09 per share. Earnings included charges for special items related to facilities closure costs of $1.9 million. Excluding special items, first quarter 2016 net income was $106 million, or a record $1.11 per share, compared to first quarter 2015 net income of $100 million, or $1.01 per share. First quarter net sales were $1.4 billion in both 2015 and 2016.

Excluding special items, the $.10 per share increase in first quarter 2016 earnings, compared to the first quarter of 2015, was driven primarily by higher containerboard and corrugated products volumes ($.03), lower annual mill outage costs ($.08), lower costs for fiber ($.06), energy ($.06), and freight ($.04) as well as a lower share count ($.04) resulting from share repurchases. These items were partially offset by lower white paper prices and mix ($.04), lower containerboard export prices ($.03), lower domestic containerboard and corrugated products prices and mix ($.03), lower pulp volume ($.02), higher labor costs ($.01), higher depreciation ($.03), higher interest expense ($.02), and a state incentive received in 2015 related to investments at our DeRidder mill ($.02).

Packaging segment EBITDA, excluding special items, in the first quarter of 2016 was $235 million with sales of $1.1 billion compared to first quarter 2015 EBITDA of $222 million with sales of $1.1 billion. Corrugated products shipments were up 3.4% in total and up 1.7% per workday compared to the first quarter of 2015. Containerboard production was 897,000 tons which was a 15,000 ton increase compared to the first quarter of 2015. Containerboard inventories ended the quarter flat with the first quarter of 2015 and year-end 2015 levels.

Paper segment EBITDA, excluding special items, in the first quarter of 2016 was a record $51 million with sales of $281 million compared to first quarter 2015 EBITDA of $49 million with sales of $297 million. White paper sales volume was flat with the first quarter of 2015 while price and mix were lower. Sales volume and mix were favorable compared to the fourth quarter of 2015 while prices were slightly lower.

Commenting on reported results, Mark W. Kowlzan, Chairman and CEO, said, “Overall, our operations performed exceptionally well despite annual maintenance outages at three of our containerboard mills. Our corrugated products demand was strong, and containerboard inventories ended the quarter flat with last quarter. Manufacturing and freight costs across our packaging and paper mills as well as our box plants were outstanding, and white paper volume and mix showed positive trends from the fourth quarter and achieved an EBITDA margin of 18.2%. Our white paper customers were notified of price increases for printing and converting grades and cutsize office papers with effective dates beginning in the second quarter. Finally, we repurchased $100 million of our stock which completed our $150 million share repurchase program that was authorized in July of 2015. The Board of Directors authorized a new $200 million share repurchase program that we announced in February.”

“Looking ahead to the second quarter,” Mr. Kowlzan added, “we expect seasonally higher containerboard and corrugated products shipments. White paper prices should begin to improve late in the second quarter as a result of our paper price increases, but the vast majority of any price increase will not be realized until the third quarter. We also expect some seasonal improvement in our energy costs as we move into warmer weather and our share count will be lower due to our repurchases in the first quarter. Prices for containerboard and corrugated products are expected to be slightly lower as a result of the published price decreases. Our annual maintenance outage costs will be about $.08 per share higher as we have four scheduled mill outages compared to three in the first quarter. Everything considered, we currently expect second quarter earnings of $1.18 per share.”

PCA is the fourth largest producer of containerboard and corrugated packaging products in the United States and the third largest producer of uncoated freesheet paper in North America. PCA operates eight mills and 93 corrugated products plants and related facilities.

CONTACT:

Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA’s Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America’s 1st Quarter 2016 Earnings Conference Call

WHEN:	Thursday, April 21, 2016 at 10:00 a.m. Eastern Time

CALL-IN	(855) 730-0288 (U.S. and Canada) or (832) 412-2295 (International)

NUMBER:	Dial in by 9:45 a.m. Eastern Time
Conference Call Leader: Mr. Mark Kowlzan

WEBCAST:	http://www.packagingcorp.com

REBROADCAST	April 21, 2016 1:00 p.m. Eastern Time through

DATES:	May 5, 2016 11:59 p.m. Eastern Time

REBROADCAST	(855) 859-2056 (U.S. and Canada) or (404) 537-3406 (International)

NUMBERS:	Passcode: 55067552

Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; conditions in the paper and packaging industries, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Non-GAAP measures used in this press release are reconciled to the most comparable measure reported in accordance with GAAP in the schedules to this press release.

Packaging Corporation of America
Consolidated Earnings Results
Unaudited
(dollars in millions, except per-share data)

	Three Months Ended
	March 31
	2016		2015
Net sales	$1,401.0		$1,425.7
Cost of sales	(1,102.4)	(1)	(1,148.7)	(2)
Gross profit	298.6		277.0
Selling, general, and administrative expenses	(113.9)		(117.3)
Other expense, net	(3.9)	(1)	(2.6)	(2)
Income from operations	180.8		157.1
Interest expense, net	(21.6)		(19.2)
Income before taxes	159.2		137.9
Provision for income taxes	(55.5)		(47.1)
Net income	$103.7		$90.8
Earnings per share:
Basic	$1.09		$0.92
Diluted	$1.09		$0.92

Computation of diluted earnings per share under the two class method:
Net income	$103.7		$90.8
Less: Distributed and undistributed income available to participating securities	(1.1)		(1.2)
Net income attributable to PCA shareholders	$102.6		$89.6
Diluted weighted average shares outstanding	94.2		97.2
Diluted earnings per share	$1.09		$0.92

Supplemental financial information:
Capital spending	$52.9		$55.6
Cash balance	$162.3		$126.4
 ____________

(1)
The three months ended March 31, 2016 include $2.8 million of facilities closure costs related to a corrugated products facility and a paper products facility. The closure costs are recorded within "Other expense, net" and "Cost of sales", as appropriate.

(2)
The three months ended March 31, 2015 include $10.3 million of restructuring charges at our mill in DeRidder, Louisiana. The restructuring charges primarily related to accelerated depreciation and were mostly recorded in "Cost of sales".

The three months ended March 31, 2015 also includes a $3.6 million tax credit from the State of Louisiana related to our capital investment and the jobs retained at the DeRidder, Louisiana mill, which was recorded as a benefit in "Other expense, net".
The period ended March 31, 2015 includes $3.5 million of Boise acquisition integration-related and other costs, primarily recorded in "Other expense, net". These costs primarily related to professional fees, severance, retention, relocation, travel, and other integration-related costs.

Packaging Corporation of America
Segment Information
Unaudited
(dollars in millions)

	Three Months Ended
	March 31
	2016	2015
Segment sales
Packaging	$1,095.5	$1,099.3
Paper	280.5	297.3
Intersegment eliminations and other	25.0	29.1
	$1,401.0	$1,425.7

Segment income (loss)
Packaging	$159.6	$141.1
Paper	36.1	35.6
Corporate and Other	(14.9)	(19.6)
Income from operations	180.8	157.1
Interest expense, net	(21.6)	(19.2)
Income before taxes	$159.2	$137.9

Segment income (loss) excluding special items (1)
Packaging	$161.5	$152.3
Paper	37.0	35.6
Corporate and Other	(14.9)	(17.0)
	$183.6	$170.9

EBITDA (1)
Packaging	$232.9	$219.8
Paper	50.3	49.3
Corporate and Other	(13.7)	(18.6)
	$269.5	$250.5

EBITDA excluding special items (1)
Packaging	$234.8	$222.0
Paper	51.1	49.3
Corporate and Other	(13.7)	(16.0)
	$272.2	$255.3
____________

(1)
Income from operations excluding special items, segment income (loss) excluding special items, earnings before interest, income taxes, and depreciation, amortization, and depletion (EBITDA), and EBITDA excluding special items are non-GAAP financial measures. We present these measures because they provide a means to evaluate the performance of our segments and our company on an ongoing basis using the same measures that are used by our management and because these measures are frequently used by investors and other interested parties in the evaluation of companies and the performance of their segments. The tables included in "Reconciliation of Non-GAAP Financial Measures" on the following pages reconcile the non-GAAP measures with the most directly comparable GAAP measures. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Packaging Corporation of America
Reconciliation of Non-GAAP Financial Measures
Unaudited
(dollars in millions)

	Three Months Ended
	March 31
	2016	2015
Packaging
Segment income	$159.6	$141.1
Facilities closure costs	1.9	—
DeRidder restructuring	—	10.3
Integration-related and other costs	—	0.9
Segment income excluding special items (1)	$161.5	$152.3

Paper
Segment income	$36.1	$35.6
Facilities closure costs	0.9	—
Segment income excluding special items (1)	$37.0	$35.6

Corporate and Other
Segment loss	$(14.9)	$(19.6)
Integration-related and other costs	—	2.6
Segment loss excluding special items (1)	$(14.9)	$(17.0)

Income from operations	$180.8	$157.1

Income from operations, excluding special items(1)	$183.6	$170.9
 ____________

(1)	See footnote (1) on page 2, for a discussion of non-GAAP financial measures.

Packaging Corporation of America
Reconciliation of Non-GAAP Financial Measures
Unaudited
(dollars in millions)
Net Income and EPS Excluding Special Items (1)

	Three Months Ended March 31
	2016		2015
	Net Income	Diluted EPS	Net Income	Diluted EPS
As reported	$103.7	$1.09	$90.8	$0.92
Special items(2):
Facilities closure costs	1.9	0.02	—	—
DeRidder restructuring	—	—	6.6	0.07
Integration-related and other costs	—	—	2.2	0.02
Total special items	1.9	0.02	8.8	0.09
Excluding special items	$105.6	$1.11	$99.6	$1.01

____________

(1)
Net income and earnings per share excluding special items are non-GAAP financial measures. The after-tax effect of special items are presented because they provide a means to evaluate the performance of our company on an ongoing basis using the same measures that are used by our management and because these measures are frequently used by investors and other interested parties in the evaluation of companies and their performance. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

(2)
Special items are tax-effected at a combined federal and state income tax rate in effect for the period the special items were recorded. For more information related to these items, see the footnotes to the Consolidated Earnings Results on page 1.

Packaging Corporation of America
Reconciliation of Non-GAAP Financial Measures
Unaudited
(dollars in millions)
EBITDA and EBITDA Excluding Special Items (1)
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation, amortization, and depletion. The following table reconciles net income to EBITDA and EBITDA excluding special items:

	Three Months Ended
	March 31
	2016	2015
Net income	$103.7	$90.8
Interest expense, net	21.6	19.2
Provision for income taxes	55.5	47.1
Depreciation, amortization, and depletion	88.7	93.4
EBITDA (1)	$269.5	$250.5
Special items:
Facilities closure costs	2.7	—
DeRidder restructuring	—	1.3
Integration-related and other costs	—	3.5
EBITDA excluding special items (1)	$272.2	$255.3
 ____________

(1)	See footnote (1) on page 2, for a discussion of non-GAAP financial measures.

Packaging Corporation of America
Reconciliation of Non-GAAP Financial Measures
Unaudited
(dollars in millions)
The following table reconciles segment income (loss) to EBITDA and EBITDA excluding special items:

	Three Months Ended
	March 31
	2016	2015
Packaging
Segment income	$159.6	$141.1
Depreciation, amortization, and depletion	73.3	78.7
EBITDA (1)	232.9	219.8
Facilities closure costs	1.9	—
DeRidder restructuring	—	1.3
Integration-related and other costs	—	0.9
EBITDA excluding special items (1)	$234.8	$222.0

Paper
Segment income	$36.1	$35.6
Depreciation, amortization, and depletion	14.2	13.7
EBITDA (1)	50.3	49.3
Facilities closure costs	0.8	—
EBITDA excluding special items (1)	$51.1	$49.3

Corporate and Other
Segment loss	$(14.9)	$(19.6)
Depreciation, amortization, and depletion	1.2	1.0
EBITDA (1)	(13.7)	(18.6)
Integration-related and other costs	—	2.6
EBITDA excluding special items (1)	$(13.7)	$(16.0)

EBITDA (1)	$269.5	$250.5

EBITDA excluding special items (1)	$272.2	$255.3
 ____________

(1)	See footnote (1) on page 2, for a discussion of non-GAAP financial measures.